Exhibit 99.1

Date:                                                                  October 20, 2014, 8:00 a.m.. E.S.T.

Contact:                                                Archie M Brown, Jr.

President & CEO

MainSource Financial Group, Inc.

812-663-6734

NEWS RELEASE

MainSource Financial Group Completes its Acquisition

Of MBT Bancorp

MainSource Financial Group, Inc. (NASDAQ:MSFG) (“MainSource” or the “Company”) announced today that on October 17, 2014, it finalized its purchase of the common stock of MBT Bancorp (“MBT”) in a cash and stock transaction valued at approximately $35.4 million based on MainSource’s closing price on October 16, 2014.  MBT, headquartered in West Harrison, Indiana, is the holding company for The Merchants Bank and Trust Company (“Merchants”), which operates six branches spanning from Dearborn County Indiana to the greater Cincinnati communities of Harrison, Western Hills and Hyde Park.

Merchants successfully merged into MainSource Bank at the close of business on Friday, October 17, 2014.  Customers of Merchants may continue to do their banking as usual at any MainSource Bank location throughout Indiana, Ohio, Kentucky and Illinois.  In addition, MainSource named Kevin Koehne as the Market President for the region, overseeing all aspects of retail banking.  Mr. Koehne currently directs the retail network for MainSource’s east central Indiana region, including its headquarters in Greensburg, Indiana.  David Cardell, our Commercial Banking Director of the Greater Cincinnati market, will manage all commercial banking activities for the region.

Mr. Brown stated, “I am pleased to welcome the employees and customers of Merchants Bank and Trust to MainSource Bank.  We are more excited about this merger now than we were when we announced it six months ago and we are committed to providing the same level of extraordinary service for which Merchants has been known. This merger reflects our commitment to expand our community banking model to adjacent markets and nearby metropolitan areas and it complements the commercial banking investment we have made in Greater Cincinnati during the last 15 months.  We look forward to being part of each community and to serving the residents and businesses of Dearborn County, Harrison, Western Hills and Hyde Park.”

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $3.1 billion MainSource operates 80 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

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2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240  |  Phone 812-663-6734   MainSourceBank.com